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                                                                 Exhibit 23.4

The Board of Directors
Zelenkofske, Axelrod & Co., Ltd.:

We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated February 6, 1998, with respect to the balance sheet of Zelenkofske, Axelrod & Co., Ltd. as of June 30, 1997, and the related statements of operations and retained earnings, and cash flows for the three months then ended, which report appears in the Form 8-K of Century Business Services, Inc. dated February 20, 1998.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
February 20, 1998



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